Exhibit 2.1

JOINDER AGREEMENT AND FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

This JOINDER AGREEMENT AND FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of September 11, 2013, (the “Amendment Date”), by and among Breckenridge Pharmaceutical, Inc., a Florida corporation (“Purchaser”), and Pernix Therapeutics Holding, Inc., a Maryland company (“Pernix”), Cypress Pharmaceuticals, Inc., a Mississippi company (“Cypress”) (Pernix and Cypress being referred to collectively as “Seller”) and Macoven Pharmaceuticals, LLC, a Louisiana limited liability company (“Macoven”). Purchaser, Seller and Macoven are each referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Pernix, Cypress and Purchaser entered into that certain Asset Purchase Agreement, dated as of August 5, 2013 (the “Purchase Agreement”), which provides for the purchase of certain assets of the Seller by Purchaser; and

WHEREAS, Purchaser, Seller  and Macoven desire to enter into this Amendment to (i) have Macoven join the Purchase Agreement as a party thereto and to be a Seller for all purposes thereunder and (ii) amend the Purchase Agreement to reflect certain changes in the terms of the transactions contemplated by the Purchase Agreement, as further described herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and in the Purchase Agreement, the Parties agree as follows:

1. Joinder to Purchase Agreement.  Macoven hereby (i) acknowledges that it has received and reviewed the Purchase Agreement, (ii) joins the Purchase Agreement as a party thereto comprising “Seller” thereunder, jointly and severally, with each other party comprising “Seller” thereunder, (iii) assumes all obligations, and acquires all of the rights of a “Seller” thereunder, including, without limitation, for purposes of making each of the representations and warranties of Seller to Purchaser in Article 3 thereof, which representations and warranties with respect to Macoven and Macoven’s operations are hereby made and reaffirmed as correct and complete as of the Amendment Date, and (iv) agrees to comply with the Purchase Agreement and to be bound thereby as if it had been originally included in the definition of Seller thereunder. Each of Purchaser, Pernix and Cypress hereby acknowledges and agrees to the foregoing and that Macoven shall for all purposes of the Purchase Agreement, as hereby amended, be part of Seller pursuant to the terms and conditions of the Purchase Agreement, as hereby amended, notwithstanding the later date hereof.

2. Amendment of the definition of “Excluded Assets” in Section 1.1 of the Purchase Agreement.  The definition of “Excluded Assets” in Section 1.1 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Excluded Assets” shall mean (i) all assets and properties other than the Purchased Assets of Seller and its Affiliates, (ii) all cash and accounts receivable for sales of Products sold by Seller prior to the Closing, (iii) Contracts identified on item 2 of Schedule 1.1(a) to the extent that such Contracts do not directly relate to the Purchased Assets, (iv) the assets described on Schedule 1.1(l) and (v) the Contracts listed in Section 3.7(a) of the Seller Disclosure Schedule.

3. Amendment of the definition of “Products” in Section 1.1 of the Purchase Agreement.  The definition of “Products” in Section 1.1 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Products” shall mean those products (and related labeling and packaging) that as of the Closing Date (i) are marketed and sold by Seller or by a Third Party on behalf of Seller in the Territory under the Product Trademarks and/or the Regulatory Approvals, (ii) are or were anticipated to be marketed and sold as part of a pending or future Regulatory Approval by Seller or by a Third Party in the Territory, (iii) are under development by Seller or by a Third Party on behalf of Seller and are listed on Schedule 1.1(d); in each case (i) to (iii) including any new formulation, dosage form or dosage strength related thereto and (iv) the vitamin supplement product under the Macoven label and name “Folic Acid 2.5” (comprising of 2 mg. of vitamin B12, 25 mg. of vitamin B6, and 2.5 mg. of folic acid), Product Code 44183-330-90.

4. Amendment to the definition of “Purchased Assets” in Section 1.1 of the Purchase Agreement.  The reference in the first line of the definition of “Purchased Assets” to “Cypress and/or Pernix” shall be deleted and replaced with “Seller.”

5. Amendment of Section 2.1(b) of the Purchase Agreement.  Section 2.1(b) of the Purchase is hereby amended and restated to read in its entirety as follows:

(b) As consideration for the transactions contemplated hereby, Purchaser shall pay to Seller an aggregate purchase price of Twenty-Nine Million Five Hundred Fifty Thousand Dollars ($29,550,000), as adjusted in accordance with Section 2.1(e) (the “Purchase Price”) by making the following payments to Seller:

(i) Earnest Money Payment.  On the Agreement Date, Purchaser shall make a cash payment of Two Million Dollars ($2,000,000) (the “Earnest Money Payment”) to a bank account in the United States identified by Seller to Purchaser in writing at least two (2) Business Days prior to the Agreement Date (the “Seller Bank Account”);

(ii) Closing Cash Payment.  At Closing, Purchaser shall make a cash payment of Seventeen Million Eight Hundred Fifty Thousand Dollars ($17,850,000) (the “Closing Cash Payment”) by wire transfer of immediately available funds to the Seller Bank Account, as adjusted in accordance with Section 2.1(e).

(iii) Deferred Payment. Purchaser shall pay deferred payments (each a “Deferred Payment” and together, the “Deferred Payments”) totaling Nine Million Seven Hundred Thousand Dollars ($9,700,000) comprising of the following.

(A) Issuance at the Closing of an unsecured promissory note, substantially in the form attached hereto as Exhibit H (the “First Anniversary Note”), in the principal amount of Four Million Eight Hundred Fifty Thousand Dollars ($4,850,000) due on the first anniversary of the Closing; and

(B) Issuance at the Closing of an unsecured promissory note, substantially in the form attached hereto as Exhibit I (such promissory note together with the First Anniversary Note, the “Notes”), in the principal amount of Four Million Eight Hundred Fifty Thousand Dollars ($4,850,000) due on the second anniversary of the Closing.

6. Amendment of Section 8.13(b) of the Purchase Agreement.  Section 8.13(b) of the Purchase is hereby amended and restated to read in its entirety as follows:

(b) Notwithstanding the provisions of Section 8.13(a), none of Seller, its Affiliates or Seller’s Key Employees shall be restricted from doing any of the following: (i) acquiring any legal entity, division or business that derives less than 5% of its revenues from sales of a Competing Product within the Territory (or any legal entity, division or business that derives an amount equal to or in excess of 5% of its revenues from sales of a Competing Product within the Territory so long as Seller causes such legal entity to cease selling such Competing Product in the Territory (for the duration of the Restricted Period) within six (6) months from the date of acquisition), and thereafter owning, managing, operating or controlling such Person; (ii) owning up to 5% of the voting equity securities or any non-voting equity or debt securities of any legal entity whose securities are publicly traded on a national securities exchange or in the over-the-counter market and that derives more than 5% of its revenues from sales of a Competing Product within the Territory, (iii) owning any equity or debt securities through any employee benefit or pension plan, (iv) operating their business in substantially the same manner as operated prior to the Closing Date (other than with respect to the Product Business) or (v) with respect to any Products subject to NDA or ANDA approval, after three (3) years from the Closing Date, developing any Competing Products or filing any applications for regulatory approval, including new drug applications, abbreviated new drug applications, new drug submissions, and any comparable applications and submissions, with any Governmental Authority, with respect to any Competing Product, for any use, purpose, indication or treatment of any disease or disorder. Notwithstanding the provisions of Section 8.13(a), none of the Key-Employees shall be restricted from being employed by a third party that manufactures a Competing Product as long as such Key-Employees owns, directly or indirectly, less than 5% of the voting equity securities or any non-voting equity or debt securities of such third party.

7. Amendment of Exhibit D, Exhibit E and Exhibit G to the Purchase Agreement.  Exhibit D, Exhibit E and Exhibit G to the Purchase Agreement are hereby deleted in their entirety, and in lieu thereof, Exhibit D, Exhibit E and Exhibit G attached to this Amendment shall be added to and incorporated into the Purchase Agreement for all purposes.

8. Amendment of Exhibit H and Exhibit I to the Purchase Agreement.  Exhibit H and Exhibit I to the Purchase Agreement are hereby deleted in their entirety, and in lieu thereof, Exhibit H and Exhibit I attached to this Amendment shall be added to and incorporated into the Purchase Agreement for all purposes.

9.  Amendment of Schedules 1.1(a), 1.1(c), 1.1(i), 1.1(j), 1.1(k) and 2.4(a).   Schedules 1.1(c), 1.1(i), 1.1(j), 1.1(k) and 2.4(a) to the Purchase Agreement are hereby deleted in their entirety, and in lieu thereof, Schedules 1.1(a), 1.1(c), 1.1(i), 1.1(j), 1.1(k) and 2.4(a) attached to this Amendment shall be added to and incorporated into the Purchase Agreement for all purposes.

10. Schedule 1.1(l) attached to this Amendment shall be added to the Purchase Agreement as new Schedule 1.1(l).

11. Amendment of Sections 3.7(a), 3.8(c) and 3.8(d) of the Seller Disclosure Schedule.   Section 3.7(a), 3.8(c) and 3.8(d) of the Seller Disclosure Schedule to the Purchase Agreement are hereby deleted in their entirety, and in lieu thereof, Section 3.7(a), 3.8(c) and 3.8(d) of the Seller Disclosure Schedule attached to this Amendment shall be added to and incorporated into the Purchase Agreement for all purposes.

12. Ratification; Conflicts.  As amended by this Amendment, the parties hereby ratify and confirm the Purchase Agreement in all respects, except that if any provision of this Amendment conflicts either expressly or by necessary implication with any provision of the Purchase Agreement, this Amendment shall take precedence.

13. General Provisions.

(a) Definitions.  Capitalized terms used in this Amendment that are not expressly defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

(b) Reference to Purchase Agreement.  Each reference in the Purchase Agreement to “this Agreement,” “hereunder,” or words of like or similar import shall mean and be a reference to the Purchase Agreement, as modified and amended by this Amendment

(c) Entire Agreement.  This Amendment together with the Purchase Agreement and all other agreements, exhibits and schedules referred to herein or therein, constitute the final, complete and exclusive statement of the terms of the agreement between the parties pertaining to the purchase and sale of the Purchased Assets and supersedes all prior and contemporaneous understandings or agreements of the parties relating to the subject matter hereof.  Except as amended by this Amendment, the Purchase Agreement remains in full force and effect in accordance with its terms.

(d)  Amendments, Waivers and Modifications. No further amendment, waivers or modification of the Purchase Agreement, as hereby amended, shall be valid or binding unless in writing, and signed by each party hereto.

(e) Notices. Any notice or other communication required or permitted to be given shall be in writing and shall be given or made as set forth in the Purchase Agreement.

(f) Headings.  The headings of this Amendment are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Amendment.

(g) Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Amendment shall have no effect, and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions hereof and thereof.

(h) Successors and Assigns.  This Amendment shall be binding upon and, to the extent expressly permitted by the provisions of the Purchase Agreement, shall inure to the benefit of Purchaser, Pernix, Macoven, Cypress and their respective legal representatives, successors and assigns

(i) Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.  Any dispute, controversy or claim arising from or related to this Amendment or the Purchase Agreement as amended hereby, or the validity, enforceability, breach, or termination of either shall be solved in accordance with Section 10.10 of the Purchase Agreement.

(j) Exhibits and Schedules. All exhibits and schedules to this Amendment shall constitute part of the Purchase Agreement, as hereby amended, and this Amendment and shall be deemed to be incorporated therein and herein by reference and made part of the Purchase Agreement, as hereby amended, and this Amendment as if set out in full within the body thereof and hereof. Any disclosure in any schedule shall be deemed adequate to disclose an exception to any representation or warranty in the Purchase Agreement, as hereby amended.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

PURCHASER:

BRECKENRIDGE PHARMACEUTICAL, INC.

By: /s/ Albert Esteve
Name: Albert Esteve
Title: Chairman

By: /s/ Laurence D. Runsdorf
Name: Laurence D. Runsdorf
Title: President

By: /s/ Larry J. Lapila
Name: Larry J. Lapila
Title: Executive Vice President

SELLER:

CYPRESS PHARMACEUTICALS, INC.

By: /s/ Michael C. Pearce
Name: Michael C. Pearce
Title: President and Chief Executive Officer

PERNIX THERAPEUTICS HOLDINGS, INC.

By: /s/ Michael C. Pearce
Name: Michael C. Pearce
Title: President and Chief Executive Officer

MACOVEN PHARMACEUTICALS, LLC

By: /s/ Michael C. Pearce
Name: Michael C. Pearce
Title: President and Chief Executive Officer